Exhibit 23.1



The Board of Directors
Key Production Company, Inc.:


     We consent to the incorporation by reference in the registration statements (Nos. 333-62355, 333-83955, 333-83953 and 333-53116) on Form S-8 and
registration statement (No. 333-83879) on Form S-3 of Key Production Company, Inc. and subsidiaries of our report dated February 27, 2001, relating to the consolidated balance sheet of Key Production Company, Inc. and subsidiaries as of December 31, 2000, and the related statement of income, stockholders' equity and cash flows for the year ended December 31, 2000, which report appears in the December 31, 2000, Annual Report on Form 10-K of Key Production Company, Inc.

                                                            KPMG LLP

Denver, Colorado
March 27, 2001